Exhibit 99.1

Owens & Minor Launches Financing for Rotech Acquisition and Provides Preliminary Fourth Quarter and Full Year 2024 Financial Results Ahead of Investor Meetings

Expects to Report Fourth Quarter and Full Year 2024 Financial Results on February 28, 2025

RICHMOND, VA – February 3, 2025 – Owens & Minor, Inc. (NYSE: OMI) (the “Company”) today announced selected preliminary financial results for the fourth quarter and year ended December 31, 2024 in advance of its upcoming earnings announcement and conference call. The release of the preliminary results relates to the Company’s commencement of financing activity related to its previously announced agreement to acquire Rotech Healthcare Holdings, Inc (“Rotech”).

“We are commencing a process to raise additional debt while the capital markets are attractive, to finance our previously announced agreement to acquire Rotech which we continue to expect will close in the first half of 2025. Our healthy free cash flow provides the vehicle for this proposed financing as well as helping us achieve our deleveraging goals over the next few years. Having this additional facility at attractive interest rates gives us the ability to remain nimble in a dynamic market,” said Edward A. Pesicka, President & Chief Executive Officer of Owens & Minor.

Pesicka added, “Our healthy top-line performance in 2024 is representative of the demand for our products and services across both segments of our business. We are particularly excited about the full-year performance of our Patient Direct segment which posted solid mid-single digit growth, and even higher in key categories. In addition, we are pleased that in a year of meaningful reinvestment in the business we were able to reduce total debt by over $240 million.”

Preliminary Fourth Quarter 2024 Results Including Non-Cash Goodwill Impairment (i):

• Revenue of $2.67 – $2.70 billion

• Net loss of $(311) – $(288) million	• Adjusted EBITDA of $135 – $140 million

• Net loss per share $(4.03) – $(3.73)	• Adjusted EPS of $0.52 – $0.55

• Gross capital expenditures of $71 – $76 million	• Capital Expenditures, net of patient service equipment (PSE) regular sales proceeds, of $53 – $58 million

• Cash provided by operating activities of $70 – $75 million

Preliminary Full Year 2024 Results Including Non-Cash Goodwill Impairment (i):

• Revenue of $10.67 – $10.70 billion

• Net loss of $(378) – $(355) million	• Adjusted EBITDA of $520 – $525 million

• Net loss per share $(4.92) – $(4.63)	• Adjusted EPS of $1.50 – $1.53

• Gross capital expenditures of $228 – $233 million	• Capital expenditures, net of PSE regular sales proceeds, of $158 – $163 million

• Total debt of $1.854 – $1.859 billion	• Net debt of $1.805 – $1.810 billion

• Cash provided by operating activities of $160 – $165 million

(i)	Reconciliations of the differences between the non-GAAP financial measures in this release and their most directly comparable GAAP financial measures are included in the tables below.

Non-Cash Goodwill Impairment

The Company expects to record a non-cash goodwill impairment charge within its Apria division of approximately $310 million, or approximately ($4.00) net loss per share. The impairment charge relates to a combination of factors occurring in the fourth quarter 2024. The majority of these factors are related to financial market changes inclusive of a decline in Owens & Minor’s stock price and rising interest rates. Additionally, anticipated changes in pricing of a capitated contract also contributed to this charge.

Note: Preliminary results and the amount of the non-cash goodwill impairment remain subject to final management review and audit.

Investor Conference Call for Fourth Quarter and Full Year 2024 Financial Results

Owens & Minor will host a conference call for investors and analysts on Friday, February 28, 2025, at 8:30 a.m. ET. Participants may access the call via the toll-free dial-in number at 1-888-300-2035, or the toll dial-in number at 1-646-517-7437. The conference ID access code is 1058917. All interested stakeholders are encouraged to access the simultaneous live webcast by visiting the investor relations page of the Owens & Minor website available at investors.owens-minor.com/events-and-presentations/. A replay of the webcast can be accessed following the presentation at the link provided above.

Safe Harbor

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC’s Fair Disclosure Regulation. This release contains certain “forward-looking” statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements in this release regarding our future prospects and performance, including our expectations with respect to our financial performance, our 2024 preliminary financial results, our ability to raise additional financing for our acquisition of Rotech on favorable terms or at all, the risk that the proposed acquisition of Rotech will not be consummated in a timely manner or at all, our cost-saving initiatives, future indebtedness and growth, industry trends, as well as statements related to our expectations regarding the performance of our business, including our ability to address macro and market conditions. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 20, 2024, including the sections captioned “Forward-Looking Statements” and “Item 1A. Risk Factors,” as applicable, and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause the Company’s actual results to differ materially from its current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, Owens & Minor can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. Owens & Minor specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Owens & Minor

Owens & Minor, Inc. (NYSE: OMI) is a Fortune 500 global healthcare solutions company providing essential products and services that support care from the hospital to the home. For over 100 years, Owens & Minor and its affiliated brands, Apria®, Byram® and HALYARD*, have helped to make each day better for the patients, providers, and communities we serve. Powered by more than 20,000 teammates worldwide, Owens & Minor delivers comfort and confidence behind the scenes so healthcare stays at the forefront. Owens & Minor exists because every day, everywhere, Life Takes Care™. For more information about Owens & Minor and our affiliated brands, visit owens-minor.com or follow us on LinkedIn and Instagram.

*	Registered Trademark or Trademark of O&M Halyard or its affiliates.

*	OMI-CORP

*	OMI-IR

*	SOURCE: Owens & Minor, Inc.

CONTACT:

Investors

Alpha IR Group

Jackie Marcus or Nick Teves

OMI@alpha-ir.com

Media

Stacy Law

media@owens-minor.com

OMI-CORP

OMI-IR

SOURCE: Owens & Minor, Inc.

Owens & Minor, Inc.

GAAP/Non-GAAP Reconciliations (unaudited)

(dollars in millions, except per share data)

The following table provides a reconciliation of expected net loss and net loss per common share to non-GAAP measures used by management.

	Three Months Ended December 31, 2024		Year Ended December 31, 2024
	Low	High	Low	High
Net loss, as reported (GAAP)	$(311)	$(288)	$(378)	$(355)
Pre-tax adjustments:
Acquisition-related charges and intangible amortization (1)	25	25	87	87
Exit and realignment charges, net (2)	25	25	110	110
Goodwill impairment charges (3)	320	300	320	300
Litigation and related charges (4)	–	–	17	17
Other (5)	1	1	3	3
Income tax benefit on pre-tax adjustments (6)	(19)	(19)	(59)	(59)
One-time income tax charge (7)	–	–	17	17
Net income, adjusted (non-GAAP) (Adjusted Net Income)	$41	$44	$117	$120
Net loss per share, as reported (GAAP)	$(4.03)	$(3.73)	$(4.92)	$(4.63)
After-tax adjustments:
Acquisition-related charges and intangible amortization (1)	0.21	0.21	0.82	0.82
Exit and realignment charges, net (2)	0.21	0.21	1.04	1.04
Goodwill impairment charges (3)	4.12	3.85	4.14	3.88
Litigation and related charges (4)	–	–	0.17	0.17
Other (5)	0.01	0.01	0.03	0.03
One-time income tax charge (7)	–	–	0.22	0.22
Net income per share, adjusted (non-GAAP) (Adjusted EPS)	$0.52	$0.55	$1.50	$1.53

Amounts may not sum due to rounding

Owens & Minor, Inc.

GAAP/Non-GAAP Reconciliations (unaudited), continued

(dollars in millions)

The following tables provide reconciliations of expected net loss and total debt to non-GAAP measures used by management.

	Three Months Ended December 31, 2024		Year Ended December 31, 2024
	Low	High	Low	High
Net loss, as reported (GAAP)	$(311)	$(288)	$(378)	$(355)
Income tax provision (benefit)	(5)	(4)	4	5
Interest expense, net	36	36	144	144
Acquisition-related charges and intangible amortization (1)	25	25	87	87
Exit and realignment charges, net (2)	25	25	110	110
Goodwill impairment charges (3)	320	300	320	300
Other depreciation and amortization (8)	46	46	187	187
Litigation and related charges (4)	–	–	17	17
Stock compensation (9)	7	7	25	25
LIFO (credits) charges (10)	(9)	(8)	1	2
Other (5)	1	1	3	3

Adjusted EBITDA (non-GAAP)	$135	$140	$520	$525

	December 31, 2024
	Low	High
Total debt, as reported (GAAP)	$1,854	$1,859
Cash and cash equivalents	(49)	(49)

Net debt (non-GAAP)	$1,805	$1,810

Amounts may not sum due to rounding

The following items have been excluded in our non-GAAP financial measures:

(1)

Acquisition-related charges and intangible amortization includes one-time costs related to the expected acquisition of Rotech including legal and other professional fees. This also includes amortization of intangible assets established during acquisition method of accounting for business combinations. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results.

(2)

Exit and realignment charges, net primarily related to our Operating Model Realignment Program, including professional fees, severance, and other costs to streamline functions and processes and costs related to IT strategic initiatives such as converting certain divisions to common IT systems. These costs are not normal recurring, cash operating expenses necessary for the Company to operate its business on an ongoing basis.

(3)

Goodwill impairment charge relates to a combination of factors occurring in the fourth quarter of 2024. The majority of these factors are related to financial market changes inclusive of a decline in Owens & Minor’s stock price and rising interest rates. Additionally, anticipated changes in pricing of a capitated contract also contributed to this charge.

(4)

Litigation and related charges include settlement costs and related charges of legal matters within our Apria division. These costs do not occur in the ordinary course of our business, are non-recurring/infrequent and are inherently unpredictable in timing and amount.

(5)

Other includes interest costs and net actuarial losses related to our frozen noncontributory, unfunded retirement plan for certain retirees in the United States (U.S). Additionally, other includes losses on extinguishment of debt for the three months and twelve months ended December 31, 2024.

(6)

Income tax benefit on pre-tax adjustments these charges have been tax effected by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

(7)

One-time income tax charge relates to a decision during 2024 with Notice of Proposed Adjustments received in 2020 and 2021. The matter at hand, as discussed in previously filed SEC documents, is related to past transfer price methodology. We believe the matter will be concluded without further impact to our financial results.

(8)

Other depreciation and amortization relates to property and equipment and capitalized computer software, excluding such amounts captured within exit and realignment charges, net or acquisition-related charges and intangible amortization.

(9)

Stock compensation includes share-based compensation expense related to our share-based compensation plans, excluding such amounts captured within exit and realignment charges, net or acquisition-related charges and intangible amortization.

(10)

LIFO (credits) charges includes non-cash adjustments to merchandise inventories valued at the lower of cost or market, with the approximate cost determined by the last-in, first-out (LIFO) method for distribution inventories in the U.S. within our Products & Healthcare Services segment.

Use of Non-GAAP Measures

This preliminary earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). In general, the measures exclude items and charges that (i) management does not believe reflect the Company’s core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered substitutes for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.